Exhibit 16.1

November 17, 2009

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re:	International Assets Holding Corporation (Commission File No. 00023554)

We have read the statements that we understand International Assets Holding Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

Rothstein, Kass & Company, P.C.